Exhibit 5.1

[Letterhead of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation)]

June 22, 2007

Amedisys, Inc.

5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

Re:	Registration Statement on Form S-8 to Register Additional Shares of Common Stock for Issuance Under the 1998 Stock Option Plan and the Employee Stock Purchase Plan

Ladies and Gentlemen:

We have acted as counsel for Amedisys, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission covering (i) 1,333,333 additional shares of the Company’s $0.001 par value common stock (the “Common Stock”) to be issued under the Company’s 1998 Stock Option Plan, as amended (the “Option Plan”) and (ii) 1,166,667 additional shares of Common Stock to be issued under the Company’s Employee Stock Purchase Plan, as amended (the “ESPP”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Option Plan, the ESPP, the Company’s restated certificate of incorporation (as amended), its by-laws, resolutions of its Board of Directors, or committees of the Board of Directors, and such other documents and corporate records as we have deemed necessary as the basis for the opinions expressed herein. Based upon the foregoing and in reliance thereon, and after examination of such matters of law as we deemed applicable or relevant hereto, it is our opinion that:

The 2,500,000 shares of the Company’s Common Stock covered by the Registration Statement have been duly authorized and, when duly issued and delivered in accordance with the terms of the 1998 Plan or the ESPP, as applicable, and delivered as provided therein, will be legally issued, fully paid, and non-assessable.

This opinion letter is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby expressly consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ KANTROW, SPAHT, WEAVER & BLITZER
(A PROFESSIONAL LAW CORPORATION)